Exhibit 5.2(b)

September 13, 2016

Southern Company Gas Capital Corporation
2215-B Renaissance Drive
Las Vegas, Nevada 89119

Re:    AGL Capital Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to Southern Company Gas Capital Corporation, a Nevada corporation (formerly known as AGL Capital Corporation) (the “Company”), in connection with the offer and sale by the Company of its 3.95% Senior Notes due 2046, in the aggregate principal amount of $550,000,000.00 (the “Notes”) and the related guarantee thereof (the “Guarantee”) by Southern Company Gas, a Georgia corporation (formerly known as AGL Resources Inc.) (the “Guarantor”). The Notes will be issued pursuant to an indenture dated as of February 20, 2001, among the Company, as issuer, the Guarantor, as guarantor, and The Bank of New York Mellon Trust Company, N.A., (formerly known as The Bank of New York Trust Company) as successor in interest to The Bank of New York, as trustee (the “Indenture”). The offer and sale of the Notes and the Guarantee have been registered pursuant to a Registration Statement on Form S-3ASR (Registration Nos. 333-212328, and 333-212328-01) filed by the Company and the Guarantor (the “Registration Statement”). The Company and the Guarantor have entered into an Underwriting Agreement dated as of September 8, 2016, by and among the Company, the Guarantor, J.P. Morgan Securities LLC, Mizuho Securities USA Inc., MUFG Securities Americas Inc., and SunTrust Robinson Humphrey, Inc., for themselves and on behalf of the Underwriters listed on Schedule I thereto (the “Underwriting Agreement”), relating to the sale of the Notes and the Guarantee. Capitalized terms not defined herein shall have such meanings as set forth in the Underwriting Agreement.

In connection with the opinions, we have examined copies of the following documents:

(a)	the Underwriting Agreement;

(b)	a specimen form of Note (the “Notes”);

(c)	the Indenture;

Southern Company Gas Capital Corporation
September 13, 2016

(d)
Articles of Incorporation of the Company as filed with the Nevada Secretary of State’s Office on September 15, 2000, as amended by Certificate of Amendment filed with the Nevada Secretary of State’s office on July 19, 2016 (as so amended, the “Articles of Incorporation”);

(e)	A copy of the Amended and Restated Bylaws of the Company effective July 19, 2016;

(f)	Certificate of Good Standing for the Company issued by the Nevada Secretary of State on September 12, 2016;

(g)	The Registration Statement;

(h)
The Company’s and the Guarantor’s prospectus dated June 30, 2016 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated September 8, 2016 (together with the Pricing Exchange Act Documents (as hereinafter defined), the “Pricing Prospectus”), filed by the Company and the Guarantor pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”);

(i)
The documents incorporated by reference into the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus (as hereinafter defined): the Annual Report on Form 10-K of the Guarantor for the fiscal year ended December 31, 2015, the Quarterly Reports on Form 10-Q of the Guarantor for the quarters ended March 31, 2016 and June 30, 2016 and the Current Reports on Form 8-K of the Guarantor filed on February 16, 2016, February 18, 2016, April 6, 2016, April 14, 2016, May 5, 2016 (two reports), May 18, 2016, July 1, 2016, July 11, 2016 and September 1, 2016 (except, in each case, for items in the preceding reports deemed “furnished” instead of “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and exhibits furnished pursuant to those items (together, the “Pricing Exchange Act Documents”);

(j)	The Company’s and the Guarantor’s prospectus supplement dated September 8, 2016 (together with the Base Prospectus, the “Final Supplemented Prospectus”);

(k)	Unanimous Written Consent of the Board of Directors of the Company dated June 30, 2016, authorizing and approving the Registration Statement and matters related thereto;

Southern Company Gas Capital Corporation
September 13, 2016

(l)
Unanimous Written Consent of the Board of Directors of the Company dated September 6, 2016, designating the Pricing Committee, authorizing and approving the issuance and sale of the securities described in the Registration Statement and matters related thereto;

(m)	Written Consent of the Pricing Committee of the Company dated September 8, 2016, approving the issuance of the Notes, the execution and delivery of the Underwriting Agreement and related matters;

(n)	Certificate of Myra C. Bierria, Secretary of the Company dated as of September 13, 2016; and

(o)
Officers’ Certificate Pursuant to Section 301 of the Indenture of Paul R. Shlanta, President of the Company and Myra C. Bierria, Secretary of the Company, dated September 13, 2016, establishing the Notes as a Series of Securities to be issued under the Indenture with the terms and characteristics as described therein.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We are familiar with the proceedings taken and proposed to be taken by the Guarantor and the Company in connection with the authorization and issuance of the Notes and the Guarantee, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

2.    The Underwriting Agreement and the Notes have been authorized by all necessary corporate action on the part of the Company.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada. We express no opinion with respect to the laws of any other jurisdiction.

Southern Company Gas Capital Corporation
September 13, 2016

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in connection with the offer and sale of the Notes and the Guarantee pursuant to the registration requirements of the Securities Act. We hereby consent to the reliance upon this opinion of Troutman Sanders LLP, counsel to the Company and Guarantor, in connection with that firm’s opinion to the Company and Guarantor. We hereby consent to your filing this opinion as an exhibit to the Guarantor’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm contained under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:    /s/ Shawn G. Pearson
    Shawn G. Pearson